Exhibit 23.1 – Consent of Independent Registered Public Accounting Firm

The Board of Directors
Genesis HealthCare Corporation:

We consent to the incorporation by reference in the registration statements (No. 333–111188, No. 333–111189 and No. 333–111190) on Form S–8 and (No. 333-126180) on Form S-3, as amended, of Genesis HealthCare Corporation of our reports dated December 13, 2005 with respect to the consolidated balance sheets of Genesis HealthCare Corporation and subsidiaries as of September 30, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three year period ended September 30, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2005 and the effectiveness of internal control over financial reporting as of September 30, 2005, which reports appear in the September 30, 2005 annual report on Form 10–K of Genesis HealthCare Corporation.

/s/ KPMG LLP

Philadelphia, Pennsylvania
December 13, 2005